Exhibit 10.1

This STANDSTILL AGREEMENT (this “Agreement”) is dated as of the 20th day of May, 2011 by and between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and Southeastern Asset Management, Inc., a Tennessee corporation (“Southeastern”).  This Agreement will only become effective as provided in Section 5.11 below.

W I T N E S S E T H:

WHEREAS, Southeastern is the Beneficial Owner (as defined below) of shares of common stock, $.01 par value per share (“Common Stock”), of the Company; and

WHEREAS, the Company and Southeastern are parties to a Standstill Agreement (the “Original Agreement”), dated as of October 26, 2009; and

WHEREAS, The Company and Southeastern desire to amend and restate the terms of the Original Agreement as set forth in this Agreement to become effective as provided in Section 5.11 below; and

WHEREAS, pursuant to Section 4.1(a)(i)(B) of the Original Agreement, during the Standstill Period (as defined in the Original Agreement), Southeastern has agreed not to, without the prior written consent of the majority of the entire Board of Directors (excluding any representatives or designees of Southeastern), alone or in concert with others, acquire any Common Stock, Voting Securities or Derivative Securities (as those terms are defined in the Original Agreement) of the Company, other than in open market transactions that do not involve the issuance of Common Stock by the Company and unless after giving effect to such acquisition Southeastern would Beneficially Own less than 557,300,000 shares of Common Stock;

WHEREAS, on April 10, 2011, the Company entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) with Apollo Amalgamation Sub, Ltd., a Bermuda exempted limited liability company and a direct wholly owned subsidiary of the Company, and Global Crossing Limited, a Bermuda exempted limited liability company (“Global Crossing”);

WHEREAS, the Amalgamation Agreement provides that, among other things and subject to the satisfaction of certain closing conditions set forth therein, (1) Apollo Amalgamation Sub, Ltd. and Global Crossing will amalgamate pursuant to Bermuda law (the “Amalgamation”) and continue as a Bermuda exempted limited liability company, (2) each issued and outstanding common share of Global Crossing, other than dissenting shares or shares held by the Company or Global Crossing, will be exchanged for 16 shares of the Company’s Common Stock (the “Amalgamation Consideration”), and (3) each issued and outstanding share of Global Crossing’s convertible preferred stock will be exchanged for the Amalgamation Consideration, plus an amount equal to the aggregate accrued and unpaid dividends thereon;

WHEREAS, subject to, and conditioned upon, the consummation of the transactions contemplated by the Amalgamation Agreement, the Company and Southeastern desire to increase the maximum number of shares of Common Stock that Southeastern is permitted to beneficially own pursuant to the terms of the Original Agreement, including, without limitation, shares of Common Stock that Southeastern would beneficially own upon the consummation of the Amalgamation as a result of the conversion of any shares of Global

Crossing common shares that may then be beneficially owned by Southeastern into shares of the Company’s Common Stock;

WHEREAS, Southeastern and the Company desire to extend the term of the Original Agreement by two additional years;

WHEREAS, the Company and Southeastern intend that this Agreement will have effect automatically upon the consummation of the Amalgamation, that the Original Agreement shall remain in full force and effect until the consummation of the Amalgamation and that if the Amalgamation Agreement is terminated, this Agreement will automatically terminate and the Original Agreement will remain in full force and effect;

WHEREAS, the Company (by action of a majority of the entire Board of Directors of the Company) has approved this Agreement; and

WHEREAS, the Company and Southeastern hereby agree to enter into this Agreement providing for standstill and transfer restrictions, which shall supercede the Original Agreement.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

(a)           “Advisory Clients” shall mean those institutional investment clients of Southeastern on whose behalf Southeastern Beneficially Owns and may acquire shares of Common Stock.

(b)           “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person.  For the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(c)           “Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof); provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions.  The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

(d)           “Board of Directors” shall mean the board of directors of the Company.

(e)           “Derivative Security” shall mean any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating the Company or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, (i) any Voting Securities or any other equity security of the Company, (ii) any securities convertible into, or exchangeable or exercisable for, any Voting Securities or other equity security of the Company or (iii) any obligations measured by the price or value of any shares of capital stock of the Company.

(f)            “Exchange Act” shall mean the Securities Exchange Act of 1934 and all of the rules and regulations promulgated thereunder.

(g)           “Group” shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a “person” for purposes of Section 13(g)(3) of the Exchange Act.

(h)           “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

(i)            “SEC” shall mean the Securities and Exchange Commission.

(j)            “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

(k)           “Voting Securities” shall mean the shares of the Common Stock and any other capital stock or equity securities of the Company having the general voting power under ordinary circumstances to elect members of the Board of Directors, and any other securities which are convertible into, or exchangeable or exercisable for, Voting Securities.

2.             Representations and Warranties of the Company.  The Company hereby represents and warrants to Southeastern as follows:

2.1.          Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement has been taken.  When executed and delivered by the Company, this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.  The Company has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

2.2.          Consents.  All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein, other than (i) such filings required to be made after the Closing under applicable federal and state securities laws and (ii) any of the foregoing, the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on the Company and its subsidiaries, taken as a whole, or (b) on the ability of the Company to perform its obligations under this Agreement.

2.3.          No Conflict.  The execution and delivery of this Agreement by the Company will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on the Company and its subsidiaries, taken as a whole, or (b) on the ability of the Company to perform its obligations under this Agreement.

3.             Representations and Warranties of Southeastern.  Southeastern, for itself (unless otherwise indicated), represents and warrants to the Company as follows:

3.1.          Authorization.  All action on the part of Southeastern and on the part of its Advisory Clients necessary for the authorization, execution, delivery and performance of this Agreement has been taken.  This Agreement constitutes the legal, valid and binding obligation of Southeastern, enforceable against Southeastern in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.  Southeastern has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

3.2.          No Conflict.  The execution and delivery of this Agreement by Southeastern will not conflict with or result in any violation of or default by Southeastern (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of Southeastern or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to Southeastern or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on Southeastern or (b) on the ability of Southeastern to perform its obligations under this Agreement.

3.3.          Consents.  All consents, approvals, orders and authorizations required on the part of Southeastern and, to its knowledge, on the part of its Advisory Clients, in connection with the execution, delivery or performance of this Agreement have been obtained and are effective.

3.4.          Beneficial Ownership.  As of the date hereof, Southeastern Beneficially Owns approximately 31.2% of the Common Stock, such percentage including certain shares of Common Stock issuable upon conversion of convertible senior notes issued by the Company.  Southeastern has not formed a Group with any other Person or Persons and is not a member of a Group.  Southeastern shall not take any actions such that it and any other Person or Persons may be deemed to be a Group, based upon the reported shares of the Company’s Common Stock outstanding on the Company’s Form 10-Q for the three months ended March 31, 2011.

3.5.          Investment Company Act.  Southeastern is not a “participant in a joint enterprise”, within the meaning of Section 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17d-1 thereunder, with Longleaf Partners Fund (the “Fund”) as a consequence of the transactions contemplated by this Agreement, and the Board of Directors of the Fund, including a majority of the directors who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund, have found that any interest of Southeastern in a participant in the transactions contemplated by this Agreement is not “material” within the meaning of Rule 17d-1(d)(5) under the 1940 Act, and have recorded or shall record the basis for that finding in the minutes of the meeting of its Board of Directors, and to the best of Southeastern’s knowledge no other Person is a party to the transactions contemplated by this Agreement or has a direct or indirect Financial Interest (as defined in 17d-1(d)(5)) in a party to such transactions other than the Fund that would cause the exemption afforded by 17d-1(d)(5) in respect of the Fund’s participation to be unavailable.

4.             Covenants.

4.1.          Standstill.

(a)           During the Standstill Period (as defined below), Southeastern shall not, without the prior written consent of the majority of the entire Board of Directors (excluding any representatives or designees of Southeastern), either directly or indirectly (including in a manner willfully designed to circumvent the following provisions), alone or in concert with others:

(i)            in any manner acquire, agree to acquire or make any public proposal to acquire (whether directly or indirectly, by purchase, tender or exchange offer):

A.            any material assets of the Company or any subsidiary of the Company; or

B.                                     any Common Stock, Voting Securities or Derivative Securities of the Company (x) other than in open market transactions that do not involve the issuance of Common Stock by the Company and (y) unless after giving effect to such acquisition Southeastern would Beneficially Own less than 690,000,000 shares of Common Stock (subject to appropriate adjustment to take into account any stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events occurring after the date hereof); provided that Southeastern shall in no event make any such acquisition for its own account or on behalf of any Advisory Client if it or such Advisory Client is on the date of such purchase or would become, as a result of such purchase, a “5-percent shareholder” of the Company within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (including all applicable attribution rules) (the “Code”);

(ii)           enter into any arrangements, understandings or agreements (whether written or oral) with any Person or take any action, that would cause, or have the effect of causing, directly or indirectly, (1) a “change of control” as defined in the indentures, supplemental indentures or credit agreements, as the case may be, relating to any indebtedness for borrowed money of the Company or any of its subsidiaries or (2) the Company to undergo an “ownership change” within the meaning of the Code;

(iii)          form, join or participate in a Group in connection with any of the foregoing; or

(iv)          make or cause the Company to make a public announcement regarding any intention of Southeastern to take an action which would be prohibited by any of the foregoing.

(b)           The term “Standstill Period” shall mean the period beginning on February 18, 2005 and ending on February 18, 2015.

4.2.          Transfer Restrictions.

(a)           During the Standstill Period, Southeastern shall not sell, assign, pledge, transfer or otherwise dispose or encumber (“Transfer”) to any Person or Persons any shares of Common Stock that it Beneficially Owns (x) in negotiated transactions (including in accordance with Rule 144A under the Securities Act) if such Person (together with its Affiliates) would Beneficially Own, after giving effect to such Transfer (or series of Transfers), twenty percent (20%) or more of the Common Stock; provided that a sale of Common Stock by Southeastern in an open market broker sale transaction complying with Rules 144(f) and (g)(1) and (g)(2) under the Securities Act without knowledge by Southeastern of the identity of the acquiror at the time of the sale transaction shall not constitute a negotiated transaction, or (y) if the price paid in such transaction is at a premium to the then-current market price of the Common Stock during regular trading hours on the national securities exchange on which the Common Stock is then traded.

(b)           Notwithstanding the foregoing, Southeastern shall be permitted to tender any shares of Common Stock it Beneficially Owns pursuant to a tender offer by a third party for shares of Common Stock that is open to all stockholders of the Company, so long as a majority of the entire Board of Directors (excluding any representatives or designees of Southeastern) has recommended to the stockholders of the Company that such stockholders accept such tender offer and tender their shares in such tender offer.

5.             Miscellaneous Provisions.

5.1.          Public Statements or Releases.  Neither the Company nor Southeastern shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other party, which shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, nothing in this Section 5.1 shall prevent either party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other party with an opportunity to review and comment on any proposed public announcement before it is made.

5.2.                              Pronouns.  All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

5.3.                              Notices.

(a)                                  Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder.  The date of giving any notice shall be the date of its actual receipt.

(b)                                 All correspondence to the Company shall be addressed as follows:

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, CO 80021

Attention:  John M. Ryan, Esq.

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:  David K. Boston

(c)                                  All correspondence to Southeastern shall be addressed as follows:

Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900
Memphis, TN 38119

Attention:  Andrew R. McCarroll, Vice President and General Counsel

(d)                                 Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

5.4.                              Captions.  The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

5.5.                              Severability.  Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

5.6.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.

5.7.          Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

5.8.          Assignment.  The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party.  None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party.  In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the Company.

5.9.          Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument

5.10.        Entire Agreement.  Upon effectiveness in accordance with Section 5.11, this Agreement shall constitute the entire agreement between the parties hereto respecting the subject matter hereof and shall supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including, without limitation, the Original Agreement.  Except as expressly provided in Section 4.1, no modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and Southeastern.

5.11.        Effectiveness.  This Agreement will become effective automatically without any additional action required by either Southeastern or the Company upon the consummation of the Amalgamation contemplated by the Amalgamation Agreement.  Prior to the consummation of the Amalgamation, the Original Agreement shall remain in full force and effect.  In the event that the Amalgamation Agreement is terminated for any reason whatsoever, this Agreement shall automatically terminate and the Original Agreement shall remain in full force and effect.

 [Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ John M. Ryan
	Name:	John M. Ryan
	Title:	Executive Vice President and
Chief Legal Officer

SOUTHEASTERN ASSET MANAGEMENT, INC.,
on behalf of certain institutional clients

By:	/s/ Andrew R. McCarroll
Name:	Andrew R. McCarroll
Title:	Vice President and General Counsel